Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: January 26, 2023

Catalyst Bancorp, Inc. Announces 2022 Fourth Quarter Results and Approval of Share Repurchase Plan

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported financial results for the fourth quarter of 2022. For the quarter, the Company reported net income of $171,000, up $36,000, or 27%, from the third quarter of 2022.

“2022 was transformational for our company embodied by the new Catalyst Bank name,” said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. “Our mission is to serve as catalysts for economic growth in our communities by helping locally-owned businesses grow. Our team is fully committed to fueling local business and improving the lives of our neighbors.”

Share Repurchase Plan

The Company announced that its Board of Directors approved the Company’s first share repurchase plan (the “2023 Repurchase Plan”). Under the 2023 Repurchase Plan, the Company may purchase up to 265,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2023 Repurchase Plan are expected to commence during the first quarter of 2023 upon the completion of share repurchases to fund the 2022 Recognition and Retention Plan and Trust Agreement.

Loans and Credit Quality

Loans totaled $133.6 million at December 31, 2022, up $1.7 million, or 1%, from September 30, 2022. During the fourth quarter of 2022, loan growth was primarily driven by new originations of commercial and industrial loans and fundings on existing construction loans, which were partially offset by paydowns across other segments of the portfolio.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	12/31/2022	9/30/2022	Increase (Decrease)
Real estate loans
One- to four-family residential	$87,508	$88,568	$(1,060)	(1)%
Commercial real estate	19,437	21,073	(1,636)	(8)
Construction and land	6,172	4,450	1,722	39
Multi-family residential	3,200	3,252	(52)	(2)
Total real estate loans	116,317	117,343	(1,026)	(1)
Other loans
Commercial and industrial	13,843	11,087	2,756	25
Consumer	3,447	3,512	(65)	(2)
Total other loans	17,290	14,599	2,691	18
Total loans	$133,607	$131,942	$1,665	1%

Non-performing assets (“NPAs”) totaled $2.0 million at December 31, 2022, up $85,000, or 4%, compared to September 30, 2022. The ratio of NPAs to total assets was 0.76% at December 31, 2022, compared to 0.68% at September 30, 2022. Non-performing loans (“NPLs”) totaled $1.7 million, or 1.26% of total loans, at December 31, 2022 and $1.6 million, or 1.21% of total loans, at September 30, 2022. At December 31, 2022, approximately 94% of total NPLs were one- to four-family residential mortgage loans, compared to 88% at September 30, 2022.

The allowance for loan losses totaled $1.8 million, or 1.35% of total loans, at December 31, 2022 and $1.8 million, or 1.37% of total loans, at September 30, 2022. The Company did not record a provision for or a reversal of loan losses during the fourth quarter of 2022.

Net loan recoveries totaled $3,000 during the fourth quarter of 2022, compared to net loan charge-offs of $61,000 for the third quarter of 2022. The third quarter charge-offs were primarily related to two residential mortgage loans.

Investment Securities

Total investment securities were $93.1 million at December 31, 2022, up $1.0 million, or 1%, from September 30, 2022. At December 31 and September 30, 2022, 87% of total investment securities, based on amortized cost, were classified as available-for-sale. Net unrealized losses on securities available-for-sale totaled $11.5 million at December 31, 2022, compared to $12.6 million at September 30, 2022. For the fourth quarter of 2022, the average yield on the investment securities portfolio was 1.61%, up 13 basis points from the third quarter of 2022.

Deposits

Total deposits were $165.1 million at December 31, 2022, down $19.1 million, or 10%, from September 30, 2022. The decrease in deposits was primarily due to net outflows from NOW accounts and a decrease in certificates of deposit.

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	12/31/2022	9/30/2022	Increase (Decrease)
Non-interest-bearing demand deposits	$33,657	$31,988	$1,669	5%
NOW	36,991	50,547	(13,556)	(27)
Money market	15,734	17,129	(1,395)	(8)
Savings	26,209	26,874	(665)	(2)
Certificates of deposit	52,503	57,689	(5,186)	(9)
Total deposits	$165,094	$184,227	$(19,133)	(10)%

Net Interest Income

Net interest margin for the fourth quarter of 2022 was 2.96%, up 21 basis points compared to the prior quarter. The average yield on interest-earning assets increased by 29 basis points to 3.28% for the fourth quarter of 2022, while the average rate on interest-bearing liabilities increased by 15 basis points to 0.55%, compared to the third quarter of 2022.

Net interest income for the fourth quarter of 2022 was $1.9 million, up $30,000, or 2%, from the third quarter of 2022 primarily due to an increase in interest income from loans (up $77,000, or 5%) and investment securities (up $37,000, or 10%). These increases were partially offset by a decline in other interest income and an increase in interest expense on deposits. Lower average balances of cash and cash equivalents led to the decline in other interest income and the increase in interest expense on deposits was primarily the result of accounts re-pricing to higher rates during the fourth quarter of 2022.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	12/31/2022			9/30/2022
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$133,102	$1,543	4.60%	$131,827	$1,466	4.41%
Investment securities(TE)(2)	105,488	418	1.61	104,403	381	1.48
Other interest earning assets	17,443	145	3.28	34,547	185	2.12
Total interest-earning assets(TE)	$256,033	$2,106	3.28%	$270,777	$2,032	2.99%
INTEREST-BEARING LIABILITIES
NOW, money market and savings accounts	$84,157	$37	0.18%	$91,738	$29	0.13%
Certificates of deposit	54,977	93	0.67	59,833	64	0.43
Total interest-bearing deposits	139,134	130	0.37	151,571	93	0.24
FHLB advances	9,930	76	3.07	9,126	69	2.99
Total interest-bearing liabilities	$149,064	$206	0.55%	$160,697	$162	0.40%
Net interest-earning assets	$106,969			$110,080
Net interest income; average interest rate spread(TE)		$1,900	2.73%		$1,870	2.59%
Net interest margin(TE)(3)			2.96%			2.75%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the fourth quarter of 2022 was $301,000, up $5,000, or 2%, from the third quarter of 2022 primarily due to an increase in fee income recorded in other non-interest income.

Non-interest Expense

Non-interest expense for the fourth quarter of 2022 totaled $2.0 million, down $131,000, or 6%, compared to the third quarter of 2022.

Data processing and communication expense totaled $175,000 for the fourth quarter of 2022, down $41,000, or 19%, from the prior quarter primarily due to a credit received from our core system provider during the fourth quarter of 2022.

Professional fees totaled $66,000 for the fourth quarter of 2022, down $91,000, or 58%, from the prior quarter mainly due to continued improvement in the cost of legal and auditing services during the second half of 2022.

The Company recorded a reversal of franchise and shares tax expense of $16,000 during the fourth quarter of 2022, compared to $15,000 in expense for the prior quarter. Shares tax due for 2022 was received during the fourth quarter of 2022 and the actual expense was less than our initial estimate.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $263.3 million in assets at December 31, 2022. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bank, visit www.catalystbank.com.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and Catalyst Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021
ASSETS
Non-interest-bearing cash	$5,092	$4,558	$4,933
Interest-bearing cash and due from banks	8,380	31,639	35,951
Total cash and cash equivalents	13,472	36,197	40,884
Investment securities:
Securities available-for-sale, at fair value	79,602	78,563	88,339
Securities held-to-maturity	13,475	13,480	13,498
Loans receivable, net of unearned income	133,607	131,942	132,103
Allowance for loan losses	(1,807)	(1,804)	(2,276)
Loans receivable, net	131,800	130,138	129,827
Accrued interest receivable	673	566	579
Foreclosed assets	320	320	340
Premises and equipment, net	6,303	6,392	6,577
Stock in correspondent banks, at cost	1,808	1,799	1,793
Bank-owned life insurance	13,617	13,519	3,303
Other assets	2,254	2,630	470
TOTAL ASSETS	$263,324	$283,604	$285,610

LIABILITIES
Deposits:
Non-interest-bearing	$33,657	$31,988	$30,299
Interest-bearing	131,437	152,239	146,496
Total deposits	165,094	184,227	176,795
Federal Home Loan Bank advances	9,198	9,153	9,018
Other liabilities	558	706	1,245
TOTAL LIABILITIES	174,850	194,086	187,058

SHAREHOLDERS' EQUITY
Common stock	53	53	53
Additional paid-in capital	51,062	50,902	50,802
Unallocated common stock held by benefit plans	(6,307)	(4,020)	(4,179)
Retained earnings	52,740	52,569	52,559
Accumulated other comprehensive income (loss)	(9,074)	(9,986)	(683)
TOTAL SHAREHOLDERS' EQUITY	88,474	89,518	98,552
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$263,324	$283,604	$285,610

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
INTEREST INCOME
Loans receivable, including fees	$1,543	$1,466	$1,621	$6,127	$6,965
Investment securities	418	381	240	1,480	674
Other	145	185	23	407	60
Total interest income	2,106	2,032	1,884	8,014	7,699
INTEREST EXPENSE
Deposits	130	93	109	402	523
Advances from Federal Home Loan Bank	76	69	68	281	272
Total interest expense	206	162	177	683	795
Net interest income	1,900	1,870	1,707	7,331	6,904
Provision for (reversal of) loan losses	-	(115)	(374)	(375)	(660)
Net interest income after provision for (reversal of) loan losses	1,900	1,985	2,081	7,706	7,564
NON-INTEREST INCOME
Service charges on deposit accounts	189	192	193	731	641
Gain (loss) on disposals and sales of fixed assets	-	-	-	(77)	25
Bank-owned life insurance	98	97	23	314	90
Federal community development grant	-	-	-	171	1,826
Other	14	7	8	34	44
Total non-interest income	301	296	224	1,173	2,626
NON-INTEREST EXPENSE
Salaries and employee benefits	1,175	1,168	1,300	4,822	4,631
Occupancy and equipment	193	203	220	833	774
Data processing and communication	175	216	221	841	777
Professional fees	66	157	133	538	388
Directors’ fees	117	75	68	302	279
ATM and debit card	61	76	64	245	201
Foreclosed assets, net	5	3	8	5	90
Advertising and marketing	53	36	8	240	43
Franchise and shares tax	(16)	15	-	115	-
Other	173	184	185	779	608
Total non-interest expense	2,002	2,133	2,207	8,720	7,791
Income (loss) before income tax expense	199	148	98	159	2,399
Income tax expense (benefit)	28	13	20	(21)	484
NET INCOME	$171	$135	$78	$180	$1,915

Earnings per share:
Basic	$0.04	$0.03	$0.02	$0.04	$0.39
Diluted	0.04	0.03	N/A	0.04	N/A

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
EARNINGS DATA
Total interest income	$2,106	$2,032	$1,884	$8,014	$7,699
Total interest expense	206	162	177	683	795
Net interest income	1,900	1,870	1,707	7,331	6,904
Provision for (reversal of) loan losses	-	(115)	(374)	(375)	(660)
Total non-interest income	301	296	224	1,173	2,626
Total non-interest expense	2,002	2,133	2,207	8,720	7,791
Income tax expense (benefit)	28	13	20	(21)	484
Net income	$171	$135	$78	$180	$1,915

AVERAGE BALANCE SHEET DATA
Total assets	$270,121	$288,244	$289,118	$282,931	$252,840
Total interest-earning assets	256,033	270,777	275,117	267,300	237,739
Total loans	133,102	131,827	137,456	132,503	141,860
Total interest-bearing deposits	139,134	151,571	146,620	147,266	146,968
Total interest-bearing liabilities	149,064	160,697	155,609	156,560	155,895
Total deposits	170,952	185,453	185,660	179,826	181,024
Total shareholders' equity	88,558	92,956	93,151	93,074	61,542

SELECTED RATIOS
Return on average assets	0.25%	0.19%	0.11%	0.06%	0.76%
Return on average equity	0.76	0.58	0.33	0.19	3.11
Efficiency ratio	90.99	98.44	114.34	102.55	81.76
Net interest margin(TE)	2.96	2.75	2.47	2.75	2.91
Average equity to average assets	32.78	32.25	32.22	32.90	24.34
Common equity Tier 1 capital ratio(1)	56.25	57.84	63.51
Tier 1 leverage capital ratio(1)	30.37	28.29	27.38
Total risk-based capital ratio(1)	57.50	59.09	64.77

ALLOWANCE FOR LOANS LOSSES
Beginning balance	$1,804	$1,980	$2,646	$2,276	$3,022
Provision for (reversal of) loan losses	-	(115)	(374)	(375)	(660)
Charge-offs	(19)	(90)	-	(210)	(150)
Recoveries	22	29	4	116	64
Net (charge-offs) recoveries	3	(61)	4	(94)	(86)
Ending balance	$1,807	$1,804	$2,276	$1,807	$2,276

CREDIT QUALITY
Non-accruing loans	$1,494	$1,221	$890
Accruing loans 90 days or more past due	191	379	1
Total non-performing loans	1,685	1,600	891
Foreclosed assets	320	320	340
Total non-performing assets	$2,005	$1,920	$1,231

Total non-performing loans to total loans	1.26%	1.21%	0.67%
Total non-performing assets to total assets	0.76	0.68	0.43

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.